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Contact:  Tom Cirigliano
          ExxonMobil
          972-444-1109


                                               FOR IMMEDIATE RELEASE
                                               TUESDAY, MAY 28, 2002


           EXXONMOBIL SEES INCREASED VOTES FOR SHAREHOLDER PROPOSALS


    IRVING, TX, May 28 -- Votes for shareholder proposals regarding renewable fuels and amendments to ExxonMobil's EEO policy are likely to show an increase over last year due in part to recommendations by Institutional Shareholder Services (ISS) to its clients, particularly large institutional shareholders, ExxonMobil's Vice President for Investor Relations Pat Mulva said today.

    "Based on shareholder vote returns at other companies, the ISS recommendations seem to influence a significant number of votes of large blocks of stock by institutional investors who utilize ISS for research on proxy issues," Mulva said. "We're also seeing a trend at many companies of increasing votes for shareholder proposals. Some people are attributing this to a general drop in investor confidence, and to current market and economic conditions," he said. "Let me add that ExxonMobil has a history of strong corporate governance and a very straightforward approach to ethics and business controls.

    "I can't predict the final outcome for this year's voting, but based on proxies received through last week the EEO proposal and the renewable fuels proposal are both garnering close to 25 percent of the votes cast. This is not surprising to us, especially when you consider the influence ISS seems to have on certain institutional investment groups," Mulva said. He noted that it was the company's experience that a few institutional investors rely almost totally on the ISS analysis and recommendations in the way they vote on individual proposals.


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                                     - 2 -


    The shareholder proposals on renewables and EEO policy are repeat proposals that have appeared in ExxonMobil's proxy statements in substantially the same form before. In both 2000 and 2001, ISS supported ExxonMobil's board in recommending a vote against the proposals. Of the votes cast at last year's meeting, more than 91 percent were cast against the renewables proposal and more than 87 percent were cast against the EEO proposal.

    "It is not clear to us why ISS has changed their recommendation on these repeat proposals this year. However, I can assure you that from ExxonMobil's perspective nothing has changed that would warrant a change in vote," Mulva said.

    He added, "With respect to the renewables proposal, the company continues to be actively engaged in these issues; to develop new, better, and cleaner products and technologies; to improve the environmental performance of its operations; and to keep its shareholders and others informed of its views and actions.

    "With respect to the EEO proposal, ExxonMobil continues to believe that it has already adequately addressed the proponent's concerns. ExxonMobil has written policies, communication and training programs, as well as investigative and stewardship procedures to ensure that any and all forms of discrimination or harassment, including that based on sexual orientation, are prohibited in any of its workplaces in the nearly 200 countries in which it operates around the world."

    ISS also recommended a vote in favor of a poison pill proposal, which is a new issue for ExxonMobil this year. "We understand that a number of investors have voting guidelines under which they generally support these kinds of proposals," said Mulva. Mulva noted that ExxonMobil has no poison pill, has no plans to adopt one and believes it to be unlikely that the board would ever be called upon to consider adopting a pill.

    These proposals are among other items of business to be decided May 29 at ExxonMobil's annual meeting in Dallas, Texas.